Exhibit 10.51

INTERCONNECTION AGREEMENT

Dated as of November 1, 2000

by and between

VERIZON NEW HAMPSHIRE

F/k/a BELL ATLANTIC - NEW HAMPSHIRE

and

Level 3 Communications, LLC

i

11.0 NOT ADOPTED	16

12.0 RESALE - SECTIONS 251(C)(4) AND 251(3)(1)	17
12.1 AVAILABILITY OF RETAIL RATES FOR RESALE	17
12.2 AVAILABILITY OF WHOLESALE RATES FOR RESALE	17
12.3 AVAILABILITY OF SUPPORT SERVICES AND BRANDING FOR RESALE	17
12.4 ADDITIONAL TERMS GOVERNING RESALE AND USE OF BA SERVICES	18

13.0 COLLOCATION - SECTION 251(C)(6)	18

14.0 NUMBER PORTABILITY SECTION 251(B)(2)	21
14.1 SCOPE	21
14.2 PROCEDURES FOR PROVIDING LNP (“LONG-TERM NUMBER PORTABILITY”)	21
14.3 PROCEDURES FOR PROVIDING NP THROUGH FULL NXX CODE MIGRATION	22

15.0 DIALING PARITY SECTION 251(B)(3)	23

16.0 ACCESS TO RIGHTS-OF-WAY - SECTION 251(B)(4)	23

17.0 NOT ADOPTED	23

18.0 COORDINATED SERVICE ARRANGEMENTS	24
18.1 INTERCEPT AND REFERRAL ANNOUNCEMENTS	24
18.2 COORDINATED REPAIR CALLS	24
18.3 CUSTOMER AUTHORIZATION	24

19.0 NOT ADOPTED	25

20.0 RATES AND CHARGES; ASSURANCE OF PAYMENT	26

21.0 INSURANCE	27

22.0 TERM AND TERMINATION	28

23.0 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES	30

24.0 INDEMNIFICATION	30

25.0 LIMITATION OF LIABILITY	31

26.0 PERFORMANCE STANDARDS FOR SPECIFIED ACTIVITIES	32

27.0 COME’LIANCE WITH LAWS; REGULATORY APPROVAL	33

28.0 MISCELLANEOUS	33

ii

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 4.0	Network Interconnection Schedule
Schedule 4.2	Interconnection Points for Different Types of Traffic
Schedule 5.6	Applicable Factors
Schedule 6.3	Rate Elements Under Meet Point Billing
Schedule 11.3	Access to Network Interface Device
Schedule 11.4	Unbundled Switching Elements
Schedule 12.3	Support Services for Resale

Exhibits

Exhibit A	Detailed Schedule of Itemized Charges
Exhibit B	Network Element Bona Fide Request

iii

INTERCONNECTION AGREEMENT

          This Interconnection Agreement (“Agreement”) is effective as of the 1st day of November, 2000 (the “Effective Date”), by and between Verizon New Hampshire, f/k/a Bell Atlantic New Hampshire, (“BA”), a New York corporation, and Level 3 Communications, LLC (“Level 3”), a Delaware limited liability company with offices at 1025 Eldorado Boulevard, Broomfield, Colorado 80021 (each of BA and Level 3 being, individually, a “Party” and, collectively, the “Parties”).

          WHEREAS the Parties want to interconnect their networks at mutually agreed upon Points of Interconnection to provide Telephone Exchange Services, Switched Exchange Access Services and other Telecommunications Services (all as defined below) to their respective Customers;

          WHEREAS Sections 251 and 252 of the Communications Act of 1934 as amended by the Telecommunications Act of 1996 (the “Act”) have specific requirements for Interconnection, unbundled Network Elements and resale service, and the Parties intend that this Agreement meet these requirements;

          WHEREAS the Parties are entering into this Agreement to set forth the respective obligations of the Parties and the terms and conditions under which the Parties will interconnect their networks and provide other services as required by the Act; and

          WHEREAS the Parties substantially completed negotiation of this Agreement (including, without limitation, the network architecture and provisions herein) prior to June 30, 2000.

          NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Level 3 and BA hereby agree as follows:

1.0 DEFINITIONS

          As used in this Agreement, the following terms shall have the meanings specified below in this Section I. All capitalized terms used but not defined herein shall have the meanings set forth in the Act.

          1.1 “Act” means the Communications Act of 1934 (47 U.S.C. § 151 et. seq.), as from time to time amended (including, without limitation by the Telecommunications Act of 1996) and interpreted in the duly authorized rules and regulations of the FCC or the Commission.

          1.2 “ADSL” or “Asymmetrical Digital Subscriber Line” means a transmission technology which transmits an asymmetrical digital signal of up to 6 Mbps to the Customer and up to 640 kbps from the Customer.

          1.3 “Agreement” means this Interconnection Agreement, including all Exhibits, Schedules, addenda and attachments referenced herein and/or appended hereto.

          1.4 “Ancillary Traffic” means all traffic that is destined for ancillary services, or that may have special billing requirements, including but not limited to the following: BLV/BLVI, Directory Assistance, 911/E911, Operator Services (IntraLATA call completion), IntraLATA third party, collect and calling card, 800/888 database query, LLCM and information services requiring special billing as described in Section 7.1.

          1.5 “ANI” or “Automatic Number Identification” means a signaling parameter which refers to the number transmitted through a network identifying the billing number of the calling party.

          1.6 “Applicable Law” means all laws, regulations and orders applicable to each Party’s performance of its obligations hereunder.

          1.7 “BFR” or “Bona Fide Request” means the process described in Exhibit B that prescribes the terms and conditions relating to Level 3’s request that BA provide an unbundled Network Element that it does not currently provide under the terms of this Agreement.

          1.8 “Busy Line Verification” or “BLV” means an operator request for a status check on the line of a called party. The request is made by one Party’s operator to an operator of the other Party. The verification of the status check is provided to the requesting operator.

          1.9 “Busy Line Verification and Interrupt” or “BLVI” means a service that may be requested and provided when BLV has determined that a line is busy due to an ongoing call. BLVI is an operator interruption of that ongoing call to inform the called party that a calling party is seeking to complete his or her call to the called party.

          1.10 “CCS” or “Common Channel Signaling” means a method of transmitting call set-up and network control data over a digital signaling network separate from the public switched telephone network facilities that carry the actual voice or data content of the call. “SS7” means the common channel out of band signaling protocol developed by the Consultative Committee for International Telephone and Telegraph (“CCITT”) and the American National Standards Institute (“ANSI”). BA and Level 3 currently utilize this out-of-band signaling protocol. “CCSAC” or “CCSAS” means the Common Channel Signaling access connection or access service, respectively, which connects one Party’s signaling point of Interconnection (“SPOT”) to the other Party’s Signaling Transfer Point for the exchange of SS7 messages.

          1.11 “Central Office” means a local switching system for connecting lines to lines, lines to trunks, or trunks to trunks for the purpose of originating/terminating calls over the public switched telephone network. A single Central Office may handle several Central Office codes (“NXXs”). Sometimes this term is used to refer to a telephone company building in which switching systems and telephone equipment are installed.

          1.12 “Central Office Switch” means a switch used to provide Telecommunications Services, including, but not limited to an End Office Switch or a Tandem SWitch. A Central Office Switch may also be employed as a combination End Office/Tandem Office Switch.

          1.13 “CLASS Features” means certain CCS-based features available to Customers including, but not limited to: Automatic Call Back; Call Trace; Caller Identification; and future CCS-based offerings.

          1.14 “Collocation” means an arrangement in which the equipment of one Party (the “Collocating Party”) is installed and maintained at the premises of the second Party (the “Housing Party”) for the purpose of Interconnection with or access to the unbundled Network Elements of the Housing Party; provided, however, that Level 3 shall not be required to provide Collocation to BA for the purpose of access to unbundled Network Elements, unless so required under Applicable Law.

          1.15 “Commission” means the New Hampshire Public Utilities Commission.

          1.16 “Compensable Internet Traffic” language NOT ADOPTED

          1.17 “CLEC” or “Competitive Local Exchange Carrier” means any Local Exchange Carrier other than BA that is operating as such in BA’s certificated territory in New Hampshire

          1.18 “CPN” or “Calling Party Number” is a Common Channel Signaling (“CCS”) parameter which identifies the calling party’s telephone number.

          1.19 “Cross Connection” means a jumper cable or similar connection provided in connection with a Collocation arrangement at the digital signal cross connect, Main Distribution

Frame or other suitable frame or panel between (i) the Collocating Party’s equipment and (ii) the equipment or facilities of the Housing Party (see definition of “Collocation”).

          1.20 “Customer” means a third party residence or business end user subscriber to Telephone Exchange Services provided by either of the Parties.

          1.21 “Digital Signal Level” means one of several transmission rates in the time-division multiplex hierarchy.

          1.22 “Digital Signal Level 0” or “DSO” means the 64 Kbps zero-level signal in the time-division multiplex hierarchy.

          1.23 “Digital Signal Level 1” or “DS1” means the 1.544 Mbps first-level signal in the time-division multiplex hierarchy.

          1.24 “Digital Signal Level 3” or “DS3” means the 44.736 Mbps third-level signal in the time-division multiplex hierarchy.

          1.25 “End Office Switch” or “End Office” is a switching entity that is used to terminate Customer station Loops for the purpose of interconnection to each other and to trunks.

          1.26 “Entrance Facility” means the facility between a Party’s designated premises and the Central Office serving that designated premises.

          1.27 “Exchange Message Interface” or “EMI” means the standard used for exchange of Telecommunications message information among Telecommunications Carriers for billable, non-billable, sample, settlement and study data. EMI format is contained in document SR-320 published by the Alliance for Telecom Industry Solutions.

          1.28 “FCC” means the Federal Communications Commission.

          1.29 “FCC Regulations” means the regulations duly and lawfully promulgated by the FCC, as in effect from time to time.

          1.30 “1-IDSL” or “High-Bit Rate Digital Subscriber Line” means a transmission technology which transmits up to a DS 1 — level signal, using any one of the following line codes: 2 Binary/1 Quartenary (“2B1Q”), Carrierless AM/PM, Discrete Multitone (“DMT”), or 3 Binary/1 Octel (“3B0”).

          1.31 “Independent Telephone Company” or “ITC” means any entity other than BA which, with respect to its operations within New Hampshire, is an Incumbent Local Exchange Carrier.

          1.32 “Information Services Traffic” means Local Traffic or IntraLATA Toll Traffic which originates on a Telephone Exchange Service line and which is addressed to an information service provided over a Party’s information services platform (e.g., 976).

          1.33 “Inside Wire” or “Inside Wiring” means all wire, cable, terminals, hardware and other equipment or materials on the Customer’s side of the Rate Demarcation Point

          1.34 “Integrated Digital Loop Carrier” or “IDLC” means a subscriber loop carrier system which integrates within the switch at a DSI level that is twenty-four (24) loop transmission paths combined into a 1.544 Mbps digital signal.

          1.35 “Integrated Services Digital Network’ or “ISDN” means a switched network service providing end-to-end digital connectivity for the simultaneous transmission of voice and data. Basic Rate Interface-ISDN (“BRI-ISDN”) provides for digital transmission of two 64 kbps bearer channels and one 16 kbps data and signaling channel (2B+D). Primary Rate Interface-ISDN (“PRI-ISDN”) provides for digital transmission of twenty three (23) 64 kbps bearer channels and one (I) 64 kbps data and signaling channel (23 B+D).

          1.36 “Intercarrier Compensation” language NOT ADOPTED

          137 “Interexchange Carrier” or “IXC” means a carrier that provides, directly or indirectly, InterLATA or intraLATA Telephone Toll Services.

          1.38 “Interim Number Portability” or “INP” means the use of existing and available call routing, forwarding, and addressing capabilities (e.g. remote call forwarding) to enable a Customer to receive Telephone Exchange Service provided by any Local Exchange Carrier operating within the exchange area with which the Customer’s telephone nurnber(s) is associated, without having to change the telephone number presently assigned to the Customer and regardless of whether the Customer’s chosen Local Exchange Carrier is the carrier that originally assigned the number to the Customer.

          1.39 “Internet Traffic” means any traffic that is transmitted to or returned from the Internet at any point during the duration of the transmission.

          1.40 “IP” or “Interconnection Point” means the point at which a Party who receives traffic originating on the network of the other Party assesses charges for the further transport and termination of that traffic.

          1.41 “Line Side” means an End Office Switch connection that provides transmission, switching and optional features suitable for Customer connection to the public switched network, including loop start supervision, ground start supervision, and signaling for BRI-ISDN service.

          1.42 “Local Traffic” means traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that other Party’s network within a given local calling area or expanded area service (“EAS”) area, as defined in BA’s effective Customer Tariffs. Local Traffic does not include any Internet Traffic.

          1.43 “Loop” (and any like term) means a transmission path that extends from a Main Distribution Frame, DSX-panel, or functionally comparable piece of equipment in a Customer’s serving End Office to the Rate Demarcation Point (or Network Interface Device (“ND”) if installed) in or at the Customer’s premises. The actual transmission facilities used to provide a Loop may utilize any of several technologies.

          1.44 “Main Distribution Frame” or “MDF” means the primary point at which outside plant facilities terminate within a Wire Center, for Interconnection to other Telecommunications facilities within the Wire Center.

          1.45 “MECAB” means the Multiple Exchange Carrier Access Billing (“MECAB”) document prepared by the Billing Committee of the Ordering and Billing Forum (“OBF”), which functions under the auspices of the Carrier Liaison Committee (“CLC”) of the Alliance for Telecommunications Industry Solutions (“ATIS”). The MECAB document, published by Bellcore as Special Report SR-BDS-000983, contains the recommended guidelines for the billing of an Exchange Access service provided by two or more LECs, or by one LEC in two or more states, within a single LATA.

          1.46 “MECOD” means the Multiple Exchange Carriers Ordering and Design (“MECOD”) Guidelines for Access Services - Industry Support Interface, a document developed by the Ordering/Provisioning Committee under the auspices of OBF. The MECOD document, published by Bellcore as Special Report SR-STS-002643, establishes methods for processing orders for Exchange Access service which is to be provided by two or more LECs.

          1.47 “Meet-Point Billing” or “MPB” means an arrangement whereby two or more LECs jointly provide to a third party (e.g., an Interexchange Carrier) the transport element of a Switched Exchange Access Service to one of the LECs’ End Office Switches. Each LEC receives an appropriate share of the transport element revenues as defined by their effective Exchange Access tariffs.

          1.48 “Meet Point Billing Traffic” means traffic that is subject to an effective Meet-Point Billing arrangement.

          1.49 “Mid-Span Fiber Meet” means an Interconnection architecture whereby two carriers’ transmission facilities meet at a mutually agreed-upon Point of Interconnection (“POI”), limited by technical feasibility and the availability of facilities, utilizing a fiber hand-off and, at the delivering carrier’s option, may interface with such carrier’s collocated equipment to gain access to unbundled Network Elements.

          1.50 “Network Interface Device” or “NM” means an interface provided by a telecommunications carrier, including all features, functions and capabilities of such interface, and terminating such carrier’s telecommunications network on the property where a Customer’s service is located at a point determined by such carrier. The NID contains an FCC Part 68 registered jack from which Inside Wire may be connected to BA’s network.

          1.51 “North American Numbering Plan” or “NANP” means the numbering plan used in the United States that also serves Canada, Bermuda, Puerto Rico and certain Caribbean Islands. The NANP format is a 10-digit number that consists of a 3-digit NPA code (commonly referred to as the area code), followed by a 3-digit NXX code and 4-digit line number.

          1.52 “Numbering Plan Area” or “NPA” is also sometimes referred to as an area code. There are two general categories of NPAs, “Geographic NPAs” and “Non-Geographic NPAs.” A Geographic NPA is associated with a defined geographic area, and all telephone numbers bearing such NPA are associated with services provided within that geographic area. A Non-Geographic NPA, also known as a “Service Access Code” or “SAC Code,” is typically associated with a specialized Telecommunications Service which may be provided across multiple geographic NPA areas; 800, 900, 700, 500 and 888 are examples of Non-Geographic NPAs.

          1.53 “NXX,” “NXX Code,” or “End Office Code” means the three digit switch entity indicator (i.e., the first three digits of a seven digit telephone number).

          1.54 “Percent Interstate Usage” or “PM” is a factor that distinguishes the interstate portion of minutes from the intrastate portion of minutes of traffic exchanged via Traffic Exchange Trunks. Pill is a whole number developed through consideration of every call in which the calling and called party are not located within the LATA. PIU is the first such factor applied to traffic for jurisdictional separation of traffic.

          1.55 “Percent Local Usage” or “PLU” is a factor that distinguishes the intraLATA, intrastate portion of minutes from the interLATA, intrastate portion of minutes of traffic exchanged via Traffic Exchange Trunks. PLU is a whole number developed through consideration of every call in which the calling and called party are located within the same Rate Center Area. The PLU factor is applied to traffic only after the PIU factor has been applied for jurisdictional separation of traffic.

          1.56 “Physical Collocation” has the meaning set forth therefor under Applicable Law.

          1.57 “Port Element” or “Port” means a line card (or equivalent) and associated peripheral equipment on an End Office Switch which interconnects individual Loops or individual Customer trunks with the switching components of an End Office Switch and the associated switching functionality in that End Office Switch. Each Port is typically associated with one (or more) telephone number(s) which serves as the Customer’s network address. The Port Element is part of the provision of unbundled local Switching Element.

          1.58 “Point of Interconnection” or “POI” means the physical location where the originating Party’s facilities physically interconnect with the terminating Party’s facilities for the purpose of exchanging traffic.

          1.59 “Rate Center Area” or “Exchange Area” means the geographic area that has been identified by a given LEC as being associated with a particular NPA-NXX code assigned to the LEC for its provision of Telephone Exchange Services. The Rate Center Area is the exclusive geographic area which the LEC has identified as the area within which it will provide Telephone Exchange Services bearing the particular NPA-NXX designation associated with the specific Rate Center Area.

          1.60 “Rate Center Point” means a specific geographic point, defined by a V&H coordinate, located within the Rate Center Area and used to measure distance for the purpose of billing Customers for distance-sensitive Telephone Exchange Services and Toll Traffic.

          1.61 “Rate Demarcation Point” means the Minimum Point of Entry (“MPOE”) of the property or premises where the Customer’s service is located as determined by BA. This point is where network access recurring charges and BA responsibility stop and beyond which Customer responsibility begins.

          1.62 “Rating Point” or “Routing Point” means a specific geographic point identified by a specific V&H coordinate. The Rating Point is used to route inbound traffic to specified NPA-NXXs and to calculate mileage measurements for distance-sensitive transport charges of switched access services. Pursuant to Bellcore Practice BR-795-100-100, the Rating Point may be an End Office location or a “LEC Consortium Point of Interconnection.” Pursuant to that same Bellcore Practice, examples of the latter shall be designated by a common language location identifier (“CLLI”) code with (x)KD in positions 9, 10, 11, where (x) may be any alphanumeric A-Z or 0-9. The Rating Point/Routing Point must be located within the LATA in which the corresponding NPA-NXX is located. However, the Rating Point/Routing Point associated with each NPA-NXX need not be the same as the corresponding Rate Center Point, nor must it be located within the corresponding Rate Center Area, nor must there be a unique and separate Rating Point corresponding to each unique and separate Rate Center Area.

          1.63 “Service Control Point” or “SCP” means the node in the Common Channel Signaling network to which informational requests for service handling, such as routing, are directed and processed. The SCP is a real time database system that, based on a query from a service switching point (“SSP”) and via a Signaling Transfer Point, performs subscriber or application-specific service logic, and then sends instructions back to the SSP on how to continue call processing.

          1.64 “Signaling Transfer Point” or “STP” means a specialized switch that provides SS7 network access and performs SS7 message routing and screening.

          1.65 “Switched Access Detail Usage Data” means a category 1101)0C record as defined in the EMR Bellcore Practice BR-010-200-010.

          1.66 “Switched Access Summary Usage Data” means a category 1150)0( record as defined in the EMIR Bellcore Practice BR-010-200-010.

          1.67 “Switched Exchange Access Service” means the offering of transmission and switching services for the purpose of the origination or termination of Telephone Toll Service Traffic. Switched Exchange Access Services include but may not be limited to: Feature Group A, Feature Group B, Feature Group D, 700 access, 800 access, 888 access and 900 access.

          1.68 “Switching Element” is the unbundled Network Element that provides a CLEC the ability to use switching functionality in a BA End Office switch, including all vertical services that are available on that switch, to provide Telephone Exchange Service to its end user Customer(s). The Switching Element is provisioned with a Port Element, which provides Line Side access to the Switching Element.

          1.69 “Tandem Switch” or “Tandem Office” or “Tandem” is a switching entity that has billing and recording capabilities and is used to connect and switch trunk circuits between and among End Office Switches and between and among End Office Switches and carriers’ aggregation points, points of termination, or points of presence, and to provide Switched Exchange Access Services.

          1.70 “Tandem Transit Traffic” or “Transit Traffic” means Telephone Exchange Service traffic that originates on Level 3’s network, and is transported through a BA Tandem to the Central Office of a CLEC, ITC, Commercial Mobile Radio Service (“CMRS”) carrier, or other LEC, that subtends the relevant BA Tandem to which Level 3 delivers such traffic. Subtending Central Offices shall be determined in accordance with and as identified in the Local Exchange Routing Guide (“LERG”). Switched Exchange Access Service traffic is not Tandem Transit Traffic.

          1.71 “Tariff’ means any applicable federal or state Tariff of a Party, or standard agreement or other document that sets forth the generally available terms and conditions, each as may be amended by the Party from time to time, under which a Party offers a particular service, facility or arrangement.

          1.72 “Toll Traffic” means traffic that is originated by a Customer of one Party on that Party’s network and terminates to a Customer of the other Party on that Party’s network and is not Local Traffic or Ancillary Traffic. Toll Traffic may be either “IntraLATA Toll Traffic” or “InterLATA Toll Traffic,” depending on whether the originating and terminating points are within the same LATA.

          1.73 “Trunk Side” means a Central Office Switch connection that is capable of, and has been programmed to treat the circuit as, connecting to another switching entity (.g., another carrier’s network). Trunk Side connections offer those transmission and signaling features appropriate for the connection of switching entities.

          1.74 “Voice Grade” means either an analog signal of 300 to 3000 Hz or a digital signal of 56/64 kilobits per second. When referring to digital Voice Grade service (a 56/64 kbps channel), the terms “DS-0” or “sub-DS-1” may also be used.

          1.75 “Wire Center” means a building or portion thereof which serves as a Routing Point for Switched Exchange Access Service. The Wire Center serves as the premises for one or more Central Offices.

2.0 INTERPRETATION AND CONSTRUCTION

          2.1 All references to Sections, Exhibits and Schedules shall be deemed to be references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The headings used in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement. Unless the context shall otherwise require, any reference to any agreement, other instrument (including BA or other third party offerings, guides or practices), statute, regulation, governmental rule or Tariff is to such agreement, instrument, statute, regulation, or governmental rule or Tariff as amended and supplemented from time to time (and, in the case of a statute, regulation, governmental rule or Tariff, to any successor provision).

          2.2 Each Party hereby incorporates by reference those provisions of its Tariffs that govern the provision of any of the services or facilities provided hereunder. Subject to the terms set forth in Section 20 regarding rates and charges, if any provision of this Agreement and an applicable Tariff cannot be reasonably construed or interpreted to avoid conflict, the provision contained in this Agreement shall prevail. If any provision contained in this main body of the - Agreement and any Schedule or Exhibit hereto cannot be reasonably construed or interpreted to avoid conflict, the provision contained in this main body of the Agreement shall prevail. The fact that a condition, right, obligation, or other term appears in this Agreement but not in any such Tariff or in such Tariff but not in this Agreement, shall not be interpreted as, or be deemed grounds for finding, a conflict for purposes of this Section 2.

          2.3 This Agreement is intended as a successor to the Interconnection Agreement between the same Parties for New Hampshire. Any provision of this Agreement that requires or permits a Party to take certain actions (such as submitting service orders, installing facilities, or providing information) shall not be interpreted as requiring either Party to repeat actions that were already taken under the previous agreement, unless the requirements of this Agreement are inconsistent with the arrangements previously in place between the Parties; provided, however, that for the avoidance of any doubt, the foregoing shall not apply to (a) any new services, facilities, or Network Elements for which Level 3 submits an order, request, or application after the Effective Date, (b) nor to any pending (but not yet provisioned) services, facilities, or Network Elements for which Level 3 submits an order, request, or application after the Effective Date of this Agreement to modify or add to the pending (i.e., submitted by Level 3 prior to the Effective Date of this Agreement, but not yet fulfilled) order, request, or application, (c) nor to any existing services, facilities, or Network Elements for which Level 3 submits an order, request, or application after the Effective Date of this Agreement to modify the same. Rather, in the case of subsections (a), (b), and (c) directly above, any orders, requests, applications submitted by Level 3 after the Effective Date of this Agreement shall be governed by the rates, terms, and conditions of this Agreement. Whenever possible, services provided under the previous agreement shall be continued without interruption under the rates, terms, and conditions of this Agreement. Nothing in this Agreement is intended to extinguish any obligation of either Party to pay for services provided under the previous agreement but not yet billed or paid for, or any other obligation arising under the previous agreement that, by the teiuis of that agreement or by the nature of the obligation, survives the termination of that agreement.

3.0 SCOPE

          3.1 This Agreement sets forth the terms, conditions and pricing under which BA will offer and provide to Level 3 within each LATA in which BA operates within New Hampshire: (a) Interconnection and access to unbundled Network Elements and ancillary services for their respective use in providing Telephone Exchange Service; (b) resale of local Telecommunications Services; (c) services related to (a) and (b); and (d) the terms, conditions and pricing under which Level 3 will offer and provide Interconnection and related services to BA. As such, this Agreement is an integrated package that reflects a balancing of interests critical to the Parties. It will be submitted to the Commission., and the Parties will refrain from requesting any action to change, suspend or otherwise delay implementation of the Agreement.

4.0 NOT ADOPTED

6.0 NOT ADOPTED

7.0 NOT ADOPTED

8.0 NUMBER RESOURCES, RATE CENTERS AND RATING POINTS

          8.1 Nothing in this Agreement shall be construed to limit or otherwise adversely affect in any manner either Party’s right to employ or to request and be assigned any Central Office Codes (“NXX”) pursuant to the Central Office Code Assignment Guidelines and any relevant FCC or Commission orders, as may be amended from time to time, or to establish, by Tariff or otherwise, Rate Centers and Rating Points corresponding to such NXX codes.

          8.2 It shall be the responsibility of each Party to program and update its own switches and network systems in accordance with the Local Exchange Routing Guide (“LERG”) in order to recognize and route traffic to the other Party’s assigned NXX codes at all times. Neither Party shall impose any fees or charges whatsoever on the other Party for such activities, except as expressly set forth in this Agreement.

          8.3 Unless otherwise required by Commission order, the Rate Center Areas will be the same for each Party. During the term of this Agreement, Level 3 shall adopt the Rate Center Area and Rate Center Points that the Commission has approved for BA, in all areas where BA and Level 3 service areas overlap, and Level 3 shall assign whole NPA-NXX codes to each Rate Center Area unless the LEC industry adopts alternative methods of utilizing NXXs in the manner adopted by the NANP.

          8.4 Level 3 will also designate a Routing Point for each assigned NXX code. Level 3 shall designate one location for each Rate Center Area as the Routing Point for the NPA-N) as associated with that Area, and such Routing Point shall be within the same LATA as the Rate Center Area but not necessarily within the Rate Center Area itself.

          8.5 Notwithstanding anything to the contrary contained herein, nothing in this Agreement is intended to, and nothing in this Agreement shall be construed to, in any way constrain Level 3’s choices regarding the size of the local calling area(s) that Level 3 may establish for its Customers, which local calling areas may be larger than, smaller than, or identical to, BA’s local calling areas.

9.0 NETWORK MAINTENANCE AND MANAGEMENT; OUTAGES

          9.1 Cooperation

                    The Parties will work cooperatively to install and maintain a reliable network. Level 3 and BA will exchange appropriate information (.g., maintenance contact numbers, escalation procedures, network information, information required to comply with law enforcement and other security agencies of the Government) to achieve this desired reliability. In addition, the Parties will work cooperatively to apply sound network management principles to alleviate or to prevent congestion and to minimize fraud associated with third-number billed calls, calling card calls, and any other services related to this Agreement.

          9.2 Responsibility for Following Standards

                    Each Party recognizes a responsibility to follow the standards that may be agreed to between the Parties and to employ characteristics and methods of operation that will not interfere with or impair the service or any facilities of the other Party or any third parties connected with or involved directly in the network of the other.

          9.3 Repeated or Willful Interference or Impairment

          If Party A reasonably determines that the characteristics, facility or service or methods of operation used by Party B will or are likely to interfere with or impair Party A’s provision of services, Party A may interrupt or temporarily suspend any service or facilities provided to Party B that gives rise to or is likely to give rise to the interference or impairment, subject to the following:

                    9.3.1 Except in emergency situations (defined as those situations in which a Customer of Party A suffers significant service degradation or situations that pose injury or death to any person or damage to tangible property), Party A shall have given Party B at least thirty (30) days’ prior written notice of the interference or impairment or potential interference or impairment and the need to correct the condition within said time period; and,

                    9.3.2 Upon correction of the interference or impairment, Party A will promptly restore the temporarily suspended service or facility. During such period of suspension or interruption, there will be no compensation or credit allowance by Party A to Party B, unless it is shown that the suspension or interruption in service by Party A was unreasonable or unwarranted.

                    9.3.3 Either Party may, at any time, bring to the Commission a dispute arising out of any such interference or impairment, or potential interference or impairment.

          9.4 Outage Repair Standard

          In the event of an outage or trouble in any arrangement, facility, or service being provided by a Party hereunder, the providing Party will respond to the outage or trouble in a nondiscriminatory manner that treats the other Party in parity with the providing Party’s own end user Customers.

          9.5 Notice of Changes — Section 251(c)(5)

          If a Party makes a change in the information necessary for the transmission and routing of services using that Party’s network, or any other change in its network which it believes will materially affect the interoperability of its network with the other Party’s network, the Party making the change shall publish at least ninety (90) days in advance of such change, and shall use reasonable efforts to publish at least one hundred eighty (180) days notice where practicable; provided, however, that if an earlier publication is required by the FCC’s or Commission’s rules, including, e.g., the Network Disclosure rules set forth in the FCC Regulations, the Party will comply with such rules.

10.0 NOT ADOPTED

11.0 NOT ADOPTED

12.0 RESALE — SECTIONS 251(c)(4) and 251(b)(1)

          12.1 Availability of Retail Rates for Resale

          BA shall make available to Level 3 for resale all Telecommunications Services as described in (and to the extent required by) Section 251(c)(4) of the Act, pursuant to the rates, terms and conditions of BA’s applicable Tariffs, as may be amended from time to time. Such services shall be provided by BA to Level 3 at parity with the manner in which BA provides Telecommunications Services to its end user Customers in terms of service quality and performance intervals.

          12.2 Availability of Wholesale Rates for Resale

          BA shall make available to Level 3 for resale all Telecommunications Services that BA provides at retail to Customers that are not Telecommunications Carriers at the retail prices set forth in BA’s Tariffs less the wholesale discount set forth in Exhibit A in accordance with Section 251(c)(4) of the Act. Such services shall be provided in accordance with the terms of the applicable retail services Tariff(s).

          12.3 Availability of Support Services and Branding for Resale

          BA shall make available to Level 3 the various support services for resale described in Schedule 12.3 hereto in accordance with the terms set forth therein. In addition, to the extent required by Applicable Law, upon request by Level 3 and at prices, terms and conditions to be negotiated by Level 3 and BA, BA shall provide BA Retail Telecommunications Services (as defined in Schedule 12.3) that are identified by Level 3’s trade name, or that are not identified by trade name, trademark or service mark.

          12.4 Additional Terms Governing Resale and Use of BA Services

                    12.4.1 Level 3 shall comply with the provisions of this Agreement (including, but not limited to, all applicable BA Tariffs) regarding resale or use of BA services. In addition, Level 3 shall undertake in good faith to ensure that its Customers comply with the provisions of BA’s Tariffs applicable to their use of BA’s Telecommunications Services.

                    12.4.2 Without in any way limiting subsection 12.4.1, Level 3 shall not resell (a) residential service to business or other nonresidential Customers of Level 3, (b) Lifeline or other means-tested service offerings, or grandfathered service offerings, to persons not eligible to subscribe to such service offerings from BA, or (c) any other BA service in violation of any user or user group restriction that may be contained in the BA Tariff applicable to such service to the extent such restriction is not prohibited by Applicable Laws. In addition, Level 3 shall be subject to the same limitations that BA’s own retail Customers may be subject to with respect to any Telecommunications Service that BA discontinues offering.

                    12.4.3 BA shall not be obligated to offer to Level 3 at a wholesale discount Telecommunications Services that BA offers at a special promotional rate if such promotions are for a duration of ninety (90) days or less.

                    12.4.4 Level 3 shall not be eligible to participate in any BA plan or program under which BA Customers may obtain products or merchandise, or services which are not BA Telecommunications Services, in return for trying, agreeing to purchase, purchasing, or using BA Telecommunications Services.

                    12.4.5 BA may impose additional restrictions on Level 3’s resale of BA’s retail Telecommunications Services to the extent permitted by Applicable Laws.

13.0 COLLOCATION SECTION 251(c)(6)

          13.1 To the extent required by and, in accordance with, Applicable Law, BA shall offer to Level 3 Physical Collocation of equipment necessary for Interconnection (pursuant to Section 4) or for access to unbundled Network Elements (pursuant to Section 11.0), except that BA may offer only virtual Collocation if so permitted under Applicable Law, including, without limitation, if BA demonstrates to the Commission. that Physical Collocation is not practical for technical reasons or because of space limitations, as provided in Section 251(c)(6) of the Act. To the extent required under Applicable Law, BA shall permit Level 3 to utilize such Collocation without distinction for all Telecommunications Services, whether traditional voice or advanced services. BA shall provide such Collocation solely for the purpose of Interconnection with facilities or services of BA or access to unbundled Network Elements of BA, except as otherwise mutually agreed to in writing by the Parties or as required by the FCC or the Commission. BA shall provide Collocation under the terms of its applicable TariFfs and this Agreement. In the event of a conflict between this Agreement and the Tariffs, this Agreement controls. In all cases, where BA is required to provide Collocation under Applicable Law, it shall be provided to Level

3 on rates, terms and conditions that are just, reasonable and nondiscriminatory as set forth in 47 U.S.C. 251(c)(6).

          13.2 Level 3 shall offer to BA Collocation of equipment for purposes of Interconnection (pursuant to Section 4) on a non-discriminatory basis and at comparable rates, terms and conditions as Level 3 may provide to other third parties. Level 3 shall provide such Collocation subject to applicable Tariffs or a separate agreement between the Parties.

          13.3 In the course of implementing a Collocation project, BA shall:

          (a) identify the Collocation project manager assigned to the project;

          (b) develop a written comprehensive “critical tasks” timeline detailing the work (and relative sequence thereof) that is to be performed by each Party or jointly by both Parties; and

          (c) provide Level 3 with the relevant engineering requirements, including the projected dimensions of the Physical Collocation space.

          13.4 Where Level 3 is virtually collocated in a space which was initially prepared for virtual Collocation, Level 3 may elect to (a) retain its virtual Collocation in that space and expand that virtual Collocation according to current procedures and the terms set forth in applicable Tariffs or (b) unless it is not practical for technical reasons or because of space limitations, transition its virtual Collocation to Physical Collocation at such premises, in which case Level 3 shall coordinate the construction and rearrangement with BA of its transmission equipment and facilities for which Level 3 shall pay BA at the rates set forth in applicable Tariffs. In addition, all applicable Physical Collocation nonrecurring and recurring charges shall apply and any nonrecurring and recurring charges for the transition to Physical Collocation and removal of virtual Collocation equipment shall apply.

          13.5 After notifying Level 3 that BA has no available Physical Collocation space in a particular Central Office, BA must timely file a petition, where required under Applicable Law, with the Commission pursuant to 47 U.S.C. § 251(c)(6). BA will maintain a waiting list of customers on a first come, first served basis. BA will notify the telecommunications carriers on the waiting list when space becomes available according to how much space becomes available and the position of telecommunications carrier on said waiting list. Upon written request, BA will advise Level 3 as to its position on the list. Notwithstanding the foregoing, should any state regulatory agency impose a different procedure regarding the assignment of space in a Central Office where space has been previously unavailable, this Agreement may be amended to incorporate such Commission-ordered procedure.

          13.6 Joint Planning and Implementation Intervals

                    13.6.1 Upon BA’s receipt of a written request from Level 3, BA shall provide to Level 3 point of termination bay assignments for a Collocation arrangement; BA shall provide such assignments to Level 3 at least ten (10) days prior to the date of completion of the

Collocation arrangement, so long as BA has had a reasonable amount of time to respond to Level 3’s request for such information. Upon Level 3’s reasonable request for additional information relating to its Collocation arrangement, BA shall work cooperatively and in good faith with Level 3 to supply such information as it becomes available.

                    13.6.2 For each Collocation request submitted by Level 3, the Parties shall meet to develop a set of major milestones for such request. BA and Level 3 shall work cooperatively to meet such milestones. The Parties shall conduct additional joint planning meetings if, and, as reasonably required.

                    13.6.3 After completion of construction, Level 3 and BA will complete an acceptance walkthrough of all collocated space requested from BA. Exceptions that are noted during this acceptance walkthrough and mutually agreed to by the Parties shall be corrected by BA within thirty (30) calendar days after the walkthrough. The correction of these exceptions from Level 3’s original request for Collocation shall be at BA’s expense.

                    13.6.4 Level 3 shall have the right to install all reasonable security measures it reasonably deems necessary for the protection of facilities within its own Collocation cage. Such measures shall include, but are not limited to, the installation of locks or access card readers. Level 3 will ensure that BA has adequate access to the locked enclosure for the purposes of routine inspections or emergencies, subject to the applicable BA Tariff provisions governing such access by BA.

                    13.6.5 Subject to the applicable BA Tariff bona fide request process, and only to the extent required by Applicable Law, Level 3 is entitled to a rebuttable presumption that its requested Collocation arrangement is technically feasible if any local exchange carrier has deployed such an arrangement in any incumbent local exchange carrier premises.

                    13.6.6 Equipment deployed by Level 3 at the BA premises will meet the safety requirements defined in BA’s NEBS Requirements Document RNSA-NEB-95-0003. BA shall not impose any equipment safety requirements upon Level 3 that are more stringent than the requirements it places upon its own equipment, nor shall BA require that collocated equipment meets NEBS performance requirements. If BA denies Collocation on safety grounds, it shall provide Level 3 a list that includes all equipment in the BA premises, together with an affidavit attesting that this equipment meets or exceeds the relevant safety standard, within five (5) business days of the denial; provided, however, that the scope of the equipment BA is required to provide on such a list will be determined in accordance with Applicable Law. BA may obtain an extension of this interval upon receipt of written consent from Level 3, which consent shall not unreasonably be withheld.

                    13.6.7 Upon written request by Level 3 to utilize a vendor not previously approved or authorized by BA, BA shall not unreasonably delay consideration of whether BA shall approve or authorize Level 3 or any entity designated by Level 3 as a vendor eligible to work in BA premises. Such requests for approval or authorization shall be considered in a nondiscriminatory manner pursuant to published certification or approval standards provided by BA to Level 3.

14.0 NUMBER PORTABILITY — SECTION 251(b)(2)

          14.1 Scope

The Parties shall provide Number Portability (“NP”) in accordance with the Act, rules and regulations as from time to time prescribed by the FCC and the Commission, as applicable, and applicable industry standards.

          14.2 Procedures for Providing LNP (“Long-term Number Portability”)

          The Parties will follow the LNP provisioning process recommended by the North American Numbering Council (NANC) and adopted by the FCC. In addition, the Parties agree to follow the LNP ordering procedures established at the Ordering and Billing Forum (“OBF”). The Parties shall provide LNP on a reciprocal basis.

                    14.2.1 LNP applies when a Customer of one Party (“Party A”) elects to become a Customer of the other Party (“Party B”) and also elects to utilize the original telephone number(s) corresponding to the Telephone Exchange Service(s) it previously received from Party A, in conjunction with the Telephone Exchange Service(s) it will now receive from Party B. After Party B has received appropriate authorization in accordance with Applicable Law from an end user Customer and sends an LSR to Party A, Parties A and B will work together to port the Customer’s telephone number(s) from Party A’s network to Party B’s network. It is Party B’s responsibility to maintain a file of all such authorizations. Upon written request from Party A, Party B shall provide a copy of any such authorization.

                    14.2.2 When a telephone number is ported out of Party A’s network, Party A will remove any non-proprietary line based calling card(s) associated with the ported number(s) from its Line Information Database (“LIDB”). Reactivation of the line-based calling card in another LIDB, if desired, is the responsibility of Party B or Party B’s Customer.

                    14.2.3 When a Customer of Party A ports his or her telephone numbers to Party B and the Customer has previously secured a reservation of line numbers from Party A for possible activation at a future point, these reserved but inactive numbers may be ported along with the active numbers to be ported provided the numbers have been reserved for the Customer. Party B may request that Party A port all reserved numbers assigned to the Customer or that Party A port only those numbers listed by Party B. As long as Party B maintains reserved but inactive numbers ported for the Customer, Party A shall not reassign those numbers. Party B shall not reassign the reserved numbers to another end user Customer.

                    14.2.4 When a Customer of Party A ports his or her telephone numbers to Party B, in the process of porting the Customer’s telephone numbers, Party A shall implement the ten-digit trigger feature where it is available. When Party A receives the porting request, the unconditional trigger shall be applied to the Customer’s line before the due date of the porting activity. When the ten-digit unconditional trigger is not available, Party A and Party B must coordinate the disconnect activity.

                    14.2.5 The Parties shall furnish each other with the Jurisdiction Information Parameter (HP) in the Initial Address Message (TAM), containing a Local Exchange Routing Guide (LERG)-assigned NPA-NXX (6 digits) identifying the originating switch on calls originating from LNP capable switches.

                    14.2.6 Where LNP is commercially available, the NXXs in the End Office shall be defined as portable, except as noted in Section 14.2.7, and translations will be changed in the Parties’ switches to open those NXXs for database queries in all applicable LNP capable End Offices within the LATA of the given switch(es). On a prospective basis, all newly deployed switches will be equipped with LNP capability and so noted in the LERG, pursuant to schedules and requirements, if any, set forth under industry standards and/or Applicable Law.

                    14.2.7 All NXXs assigned to LNP capable switches are to be designated as portable unless an NXX(s) has otherwise been designated as non-portable. Non-portable NXXs include NXX codes assigned. to paging, cellular and wireless services; codes assigned for internal testing and official use and any other NXX codes required to be designated as non-portable by the rules and regulations of the FCC. NXX codes assigned to mass calling on a choked network may not be ported using LNP technology but are portable using methods established by the NANC and adopted by the FCC. On a prospective basis, newly assigned codes in switches capable of porting shall become commercially available for porting with the effective date in the network, pursuant to schedules and requirements, if any, set forth under industry standards and/or Applicable Law.

                    14.2.8 Both Parties’ use of LNP shall meet the performance criteria specified by the FCC. Both Parties will act as the default carrier to perform the query for location routing number for the other Party in the event that either Party is unable to perform the routing necessary for LNP.

          14.3 Procedures for Providing NP Through Full NXX Code Migration

          Where a Party has activated an entire NXX for a single Customer, or activated at least eighty percent (80%) of an NXX for a single Customer, with the remaining numbers in that NXX either reserved for future use by that Customer or otherwise unused, if such Customer chooses to receive Telephone Exchange Service from the other Party, the first Party shall cooperate with the second Party to have the entire N)0( reassigned in the LERG (and associated industry databases, routing tables, etc.) to an End Office operated by the second Party. Such transfer will be accomplished with appropriate coordination between the Parties and subject to appropriate industry lead-times for movements of NXXs from one switch to another. Neither Party shall charge the other in connection with this coordinated transfer.

15.0 DIALING PARITY — SECTION 251(b)(3)

BA and Level 3 shall each provide the other with nondiscriminatory access to such services and information as are necessary to allow the other Party to implement Dialing Parity for Telephone Exchange Service, operator services, directory assistance, and directory listing information with no unreasonable dialing delays, as required under Section 251(b)(3) of the Act.

16.0 ACCESS TO RIGHTS-OF-WAY — SECTION 251(b)(4)

          16.1 To the extent required by Applicable Law and where facilities are available, each Party (“Licensor”) shall provide the other Party (“Licensee”) access for purposes of making attachments to the poles, ducts, rights-of-way and conduits it owns or controls pursuant to any existing or future license agreement between the Parties. Such access shall be in conformance with 47 U.S.C. § 224 and on terms, conditions and prices comparable to those offered to any other entity pursuant to each Party’s applicable Tariffs (including generally-available license agreements).

          16.2 Licensor shall process all completed license applications for new or additional attachments, including the performance of a pre-license survey, on a first-come, first-serve basis as set forth in its applicable Tariff. Licensor shall make all access determinations in accordance with the requirements of Applicable Law (including any applicable FCC Regulations), considering such factors as capacity, safety, reliability and general engineering considerations. Licensor shall inform Licensee in writing as to whether an application has been granted (subject to Licensee’s payment for any “make-ready” work that may be required) or denied within forty-five (45) days of receipt of such application. Where an application involves an increase in capacity by Licensor, Licensor shall take reasonable steps to accommodate requests for access in accordance with Applicable Law. Before denying Licensee access based on lack of capacity, Licensor shall explore potential accommodations in good faith with Licensee. In order to facilitate Licensee’s completion of an application, Licensor shall make commercially reasonable efforts to, within fifteen (15) business days of a legitimate request identifying the specific geographic area and types and quantities of required structures, provide Licensee such maps, plats or other relevant data reasonably necessary to complete the applications described above, subject to a non-disclosure agreement in form reasonably agreeable to Licensor. Such requests shall be processed by Licensor on a first-come, first-serve basis. This exchange of information and records does not preclude the need for a field survey to verify the location and availability of structures and rights of way to be used. Licensor shall make commercially reasonable efforts to meet with or respond to Licensee’s inquiries regarding the information supplied to it as soon as practicable following receipt of such request for meeting or inquiry from Licensee. Completion of make-ready work and attachments shall be in accordance with any existing or future license agreement between the Parties.

17.0 NOT ADOPTED

18.0 COORDINATED SERVICE ARRANGEMENTS

          18.1 Intercept and Referral Announcements

          When a Customer changes its service provider from BA to Level 3, or from Level 3 to BA, and does not retain its original telephone number, the Party formerly providing service to such Customer shall provide a referral announcement (“Referral Announcement”) on the abandoned telephone number which provides details on the Customer’s new number or provide other appropriate information to the extent known. Referral Announcements shall be provided reciprocally, free of charge to either the other Party or the Customer to the extent the providing Party does not charge its own Customers for such service, for a period of not less than four (4) months after the date the Customer changes its telephone number in the case of business Customers and not less than sixty (60) days after the date the Customer changes its telephone number in the case of residential Customers.

          18.2 Coordinated Repair Calls

          Level 3 and BA will employ the following procedures for handling misdirected repair calls:

                    18.2.1 Level 3 and BA will educate their respective Customers as to the correct telephone numbers to call in order to access their respective repair bureaus.

                    18.2.2 To the extent Party A is identifiable as the correct provider of service to Customers that make misdirected repair calls to Party B, Party B will immediately refer the Customers to the telephone number provided by Party A, or to an information source that can provide the telephone number of Party A, in a courteous manner and at no charge. In responding to misdirected repair calls, neither Party shall make disparaging remarks about the other Party, its services, rates, or service quality.

                    18.2.3 Level 3 and BA will provide their respective repair contact numbers to one another on a reciprocal basis.

          18.3 Customer Authorization

                    18.3.1 Without in any way limiting either Party’s obligations under subsection 27.1, each Party shall comply with Applicable Law with regard to Customer selection of a primary Telephone Exchange Service provider.

                    18.3.2 In the event either Party requests that the other Party install, provide, change, or terminate a Customer’s Telecommunications Service (including, but not limited to, a Customer’s selection of a primary Telephone Exchange Service Provider) and (a) fails to provide documentary evidence of the Customer’s primary Telephone Exchange Service Provider selection upon request, or (b) fails to obtain authorization from the Customer for such installation, provision, selection, change or termination in accordance with Applicable Law, then in addition to any other rights or remedies available to the other Party, the requesting Party shall be liable to the other Party for all charges that would be applicable to the Customer for the initial change in the Customer’s Telecommunications Service and any charges for restoring the Customer’s Telecommunications Service to its Customer-authorized condition, including to the appropriate primary Telephone Exchange Service provider.

                    18.3.3 Without in any way limiting Level 3’s obligations under subsection 27.1, Level 3 shall comply with Applicable Law with regard to Customer Proprietary Network Information, including, but not limited to, 47 U.S.C. § 222. Level 3 shall not access (including, but not limited to, through BA OSS Services (as defined in Schedule 12.3) and BA Pre-OSS Services), use, or disclose Customer Proprietary Network Information made available to Level 3 by BA pursuant to this Agreement unless Level 3 has obtained any Customer authorization for such access, use and/or disclosure required by Applicable Law. By accessing, using or disclosing Customer Proprietary Network Information, Level 3 represents and warrants that it has obtained authorization for such action from the applicable Customer in the manner required by Applicable Law and this Agreement. Level 3 shall, upon request by BA, provide proof of such authorization (including a copy of any written authorization).

                    18.3.4 BA shall have the right to monitor and/or audit Level 3’s access to and use and/or disclosure of Customer Proprietary Network Information that is made available by BA to Level 3 pursuant to this Agreement to ascertain whether Level 3 is complying with the requirements of Applicable Law and this Agreement with regard to such access, use, and/or disclosure. To the extent permitted by Applicable Law, the foregoing right shall include, but not be limited to, the right to electronically monitor Level 3’s access to and use of Customer Proprietary Network Information that is made available by BA to Level 3 pursuant to this Agreement.

19.0 NOT ADOPTED

20.0 RATES AND CHARGES; ASSURANCE OF PAYMENT

          20.1 Except as provided elsewhere in this Agreement, the rates and charges set forth in Exhibit A hereto shall apply to the services, facilities, and arrangements provided hereunder and used for the provision of Telephone Exchange Service and associated Exchange Access. To the extent that services, facilities or arrangements are not included in Exhibit A, or the rates and charges therefor are not set forth in Exhibit A or elsewhere in this Agreement, the providing Party may charge its applicable, effective and nondiscriminatory Tariff rate that has been approved or otherwise allowed to go into effect by the Commission or the FCC.

          20.2 Notwithstanding Section 20.1 hereof, the rates and charges set forth in Exhibit A shall be superseded by any new rate or charge when such new rate or charge is required by any order of the Commission or the FCC, approved by the Commission or the FCC, or otherwise allowed to go into effect, provided such new rates or charges are not subject to a stay issued by any court or regulatory body of competent jurisdiction. Notwithstanding any other provision of this

Agreement, each Party reserves its respective right to file a complaint with the Commission with respect to the Tariff rates and charges of the other Party.

          20.3 Upon request by BA, Level 3 shall, at any time and from time to time, provide to BA adequate assurance of payment of amounts due (or to become due) to BA hereunder. Assurance of payment of charges may be requested by BA if Level 3 (a) in BA’s reasonable judgment, at the Effective Date or at any time thereafter, is unable to demonstrate that it is creditworthy, (b) fails to timely pay (or fails to give notice of a bona fide dispute pursuant to Section 28.8 hereof with respect to) a bill rendered to Level 3 by BA, (c) in BA’s reasonable judgment, at the Effective Date or at any time thereafter, does not have established credit with BA or (d) admits its inability to pay its debts as such debts become due, has commenced a voluntary case (or has had a case commenced against it) under the U.S. Bankruptcy Code or any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or the like, has made an assignment for the benefit of creditors or is subject to a receivership or similar proceeding. Unless otherwise agreed by the Parties, the assurance of payment shall, at BA’s option, consist of (i) a cash security deposit in U.S. dollars held in an account by BA or (ii) an unconditional, irrevocable standby letter of credit naming BA as the beneficiary thereof and otherwise in form and substance satisfactory to BA from a financial institution acceptable to BA, in either case in an amount equal to two (2) months anticipated charges (including, without limitation, both recurring and non-recurring charges), as reasonably determined by BA, for the services, facilities or arrangements to be provided by BA to Level 3 in connection with this Agreement. To the extent that BA opts for a cash deposit, the Parties intend that the provision of such deposit shall constitute the grant of a security interest pursuant to Article 9 of the Uniform Commercial Code as in effect in any relevant jurisdiction. If required by an applicable BA Tariff or by Applicable Law, interest will be paid on any such deposit held by BA at the higher of the stated interest rate in such Tariff or in the provisions of Applicable Law. BA may (but is not obligated to) draw on the letter of credit or funds on deposit in the account, as applicable, upon notice to Level 3 in respect of any amounts billed hereunder that are not paid within thirty (30) days of the date of the applicable statement of charges prepared by BA. The fact that a security deposit or a letter of credit is requested by BA hereunder shall in no way relieve Level 3 from compliance with BA’s regulations as to advance payments and payment for service, nor constitute a waiver or modification of the terms herein pertaining to the discontinuance of service for nonpayment of any sums due to BA for the services, facilities or arrangements rendered.

21.0 INSURANCE

          21.1 Level 3 shall maintain during the term of this Agreement all insurance and/or bonds required to satisfy its obligations under this Agreement and all insurance and/or bonds required by Applicable Law, including, without limitation, its obligations set forth in Section 24 hereof. At a minimum and without limiting the foregoing covenant, Level 3 shall maintain the following insurance:

(a) Commercial General Liability Insurance, on an occurrence basis, including but not limited to, premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, and personal injury, with limits of at least $2,000,000 combined single limit for each occurrence.

(b) Automobile Liability, Comprehensive Form, with limits of at least $500,000 combined single limit for each occurrence.

(c) Excess Liability, in the umbrella form, with limits of at least $10,000,000 combined single limit for each occurrence.

(d) Worker’s Compensation Insurance as required by Applicable Law and Employer’s Liability Insurance with limits of not less than $1,000,000 per occurrence.

          21.2 Level 3 shall name BA as an additional insured on the foregoing insurance, except with respect to Worker’s Compensation Insurance.

          21.3 Level 3 shall, within two (2) weeks of the date hereof and on a semi-annual basis thereafter, furnish certificates or other proof of the foregoing insurance acceptable to BA. The certificates or other proof of the foregoing insurance shall be sent to: Director - Interconnection Services; Bell Atlantic Telecom Industry Services; 1095 Avenue of the Americas; Room 1423; New York, NY 10036. In addition, Level 3 shall require its agents, representatives, and contractors, if any, that may enter upon the premises of BA or BA’s affiliated companies to maintain similar and appropriate insurance and, if requested, to furnish BA certificates or other adequate proof of such insurance. Certificates furnished by Level 3 or Level 3’s agents, representatives, or contractors shall contain a clause stating: “Verizon New Hampshire shall be notified in writing at least thirty (30) days prior to cancellation of, or any material change in, the insurance.”

22.0 TERM AND TERMINATION.

          22.1 This Agreement shall be effective as of the Effective Date and, unless cancelled or terminated earlier in accordance with the terms hereof, shall continue in effect until September 30, 2002 (the “Initial Term”). Thereafter, this Agreement shall continue in force and effect unless and until cancelled or terminated as provided in this Agreement.

22.2 Either Level 3 or BA may terminate this Agreement effective upon the expiraticin of the Initial Term or effective upon any date after expiration of the Initial Term by providing written notice of termination at least ninety (90) days in advance of the date of termination.

          22.3 Both Level 3 and BA shall have the right to request negotiation of a new interconnection agreement at any time beginning January 1, 2002. Any such request must be provided to the other Party in writing and shall be deemed a request for negotiation under Section 251 of the Act. If either Level 3 or BA provides notice of termination pursuant to Section 22.2 and on or before the proposed date of termination either Level 3 or BA has requested negotiation of a new interconnection agreement, unless this Agreement is cancelled or terminated earlier in accordance with the terms hereof, this Agreement shall remain in effect during the “interim period” beginning on the proposed date of termination (which date shall not be earlier than September 30, 2002) and ending on the earlier of (a) the effective date of a new interconnection agreement between Level 3 and BA; or, (b) the date one (1) year after the proposed date of termination; provided, however, that notwithstanding any other provision in this Agreement, if the Commission, the FCC or a court of competent jurisdiction should at any time after the date hereof issue or release an order, or if a federal or state legislative authority should enact a statute, that by its terms (i) expressly supercedes or modifies existing interconnection agreements and (ii) specifies a rate or rate structure for reciprocal compensation, , or access charges that is to apply to Internet Traffic, then the Parties shall promptly amend this Agreement to reflect the terms of such order or statute for the foregoing interim period (but, for the avoidance of any doubt, not for any period prior to the start of such interim period); provided further that, if such order or statute does not expressly supercede or modify existing interconnection agreements, then either Party, in its sole discretion, may elect, on any date from and after the beginning of the foregoing interim period (but, for the avoidance of any doubt, not prior to the start of such interim period), to terminate the provisions set forth herein with thirty (30) days advance written notice to the other Party (it being understood, for the avoidance of any doubt, that such notice may be provided (but not yet be effective) prior to the start of such interim period). In the event either Party elects to exercise its right to terminate the provisions, then the Parties shall promptly amend this Agreement to reflect the terms of such order or statute, and any such amendment shall be retroactive to the effective date of the termination (but, for the avoidance of any doubt, shall not be retroactive with respect to any period prior to October 1, 2002).

          22.4 If either Level 3 or BA provides notice of termination pursuant to Section 22.2 and by 11:59 PM Eastern Time on the proposed date of termination neither Level 3 nor BA has requested negotiation of a new interconnection agreement, (a) this Agreement will terminate at 11:59 PM Eastern Time on the proposed date of termination, and (b) the Services being provided under this Agreement at the time of termination will be terminated, except to the extent that the purchasing Party has requested that such Services continue to be provided pursuant to an applicable Tariff. In any event, should termination of the Agreement be contemplated pursuant to this Section 22.4, the Parties agree to take commercially reasonable steps to minimize end user Customer disruption and to ensure an orderly transition in the provision of services.

          22.5 If either Party defaults in the payment of any amount due hereunder (that is not the subject of a bona fide, good faith dispute hereunder), or if either Party materially violates any other material provision of this Agreement, and such default or violation shall continue for sixty (60) days after written notice thereof, the other Party may terminate this Agreement or suspend the provision of any or all services hereunder by providing written notice to the defaulting Party. At least twenty-five (25) days prior to the effective date of such termination or suspension, the other Party must provide the defaulting Party and the appropriate federal and/or state regulatory bodies with written notice of its intention to terminate the Agreement or suspend service if the default is not cured. Notice shall be posted by overnight mail, return receipt requested. If the defaulting Party cures the default or violation within the sixty (60) day period, the other Party shall not terminate the Agreement or suspend service provided hereunder but shall be entitled to recover all reasonable costs, if any, incurred by it in connection with the default or violation, including, without limitation, costs incurred to prepare for the termination of the Agreement or the suspension of service provided hereunder.

23.0 DISCLAIMER OF REPRESENTATIONS AND WARRANTEES

          EXCEPT AS EXPRESSLY PROVIDED UNDER THIS AGREEMENT, NEITHER PARTY MAKES OR RECEIVES ANY WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, FACILITIES OR ARRANGEMENTS PROVIDED HEREUNDER OR CONTEMPLATED BY THIS AGREEMENT AND THE PARTIES DISCLAIM ANY OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE.

24.0 INDEMNIFICATION

          24.1 BA agrees to indemnify, defend and hold harmless Level 3 from and against any and all Losses resulting from any claims, demands, suits, governmental proceedings, or other actions:

          (a) relating to personal injury to or death of any person, or damage to, or destruction or loss of, real and/or personal property of any person, arising from transactions or activities relating to this Agreement, to the extent such injury, death, damage, destruction or loss, was proximately caused by the negligent or otherwise tortious acts or omissions of BA; or

          (b) made, instituted, or asserted by BA’s own Customer(s) against Level 3 arising out of Level 3’s provision of services to BA under this Agreement (except for a Loss as to which Level 3 is obligated to indemnify BA under Section 24.2(a)).

          24.2 Level 3 agrees to indemnify, defend and hold harmless BA from and against any and all Losses resulting from any and all claims, demands, suits, governmental proceedings, or other actions:

          (a) relating to personal injury to or death of any person, or damage to, or destruction or loss of, real and/or personal property, owned by any person, arising from transactions or activities relating to this Agreement, to the extent such injury, death, damage, destruction or loss, was proximately caused by the negligent or otherwise tortious acts or omissions of Level 3; or

          (b) made, instituted, or asserted by Level 3’s own Customer(s) against BA arising out of BA’s provision of services to Level 3 under this Agreement (except for a Loss as to which BA is obligated to indemnify Level 3 under Section 24.1(a)).

          24.3 Nothing in Sections 24.1 and 24.2 shall affect or limit any claims, remedies, or other actions the indemnifying Party may have against the indemnified Party under this Agreement, any other contract, any applicable Tariff(s), or Applicable Law, relating to the indemnified Party’s provision of services, facilities or arrangements to the indemnifying Party under this Agreement.

          24.4 A Party’s obligation to indemnify the other Party as provided herein shall be conditioned upon the following:

          (a) The indemnified Party shall promptly notify the indemnifying Party of any action taken against the indemnified Party relating to the indemnification. However, the failure to give such notice shall release the Indemnifying Party from its obligations under this Section 24.0 only to the extent the failure to give such notice has prejudiced the indemnifying Party.

          (b) The indemnifying Party shall have sole authority to defend any such action, including the selection of legal counsel, and the indemnified Party may engage separate legal counsel only at the indemnified Party’s sole cost and expense.

          (c) In no event shall the indemnifying Party settle or consent to any judgment in an action without the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld. However, in the event the settlement or judgment requires a contribution from or affects the rights of the indemnified Party, the indemnified Party shall have the right to refuse such settlement or judgment and, at its own cost and expense, take over the defense against such Loss, provided that in such event the indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the indemnified Party against, the Loss for any amount in excess of such refused settlement or judgment.

          (d) The indemnified Party shall, in all cases, assert any and all provisions in its Tariffs that limit liability to third parties as a bar to any recovery by the third party claimant in excess of such limitation of liability.

(e) The indemnified Party shall offer the indemnifying Party all reasonable cooperation and assistance in the defense of any such action.

          24.5 Each Party agrees that it will not implead or bring any action against the other Party or its affiliates, or any of their respective directors, officers, agents or employees, based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by the other Party and that arises out of performance of this Agreement.

25.0 LIMITATION OF LIABILITY

          25.1 The liability of either Party to the other Party for damages, claims or other losses arising out of failure to comply with a direction to install, restore or terminate facilities, or out of failures, mistakes, omissions, interruptions, delays, errors, defects or the like (collectively, “Errors”) occurring in the course of furnishing any services, arrangements, or facilities hereunder shall be determined in accordance with the terms of the applicable Tariff(s) of the providing Party. In the event no Tariff(s) apply, the providing Party’s liability for such Errors shall not exceed an amount equal to the pro rata applicable monthly charge for the period in which such Errors occur. Recovery of said amount shall be the injured Party’s sole and exclusive remedy against the providing Party for such Errors.

          25.2 Neither Party shall be liable to the other Party in connection with the provision or use of services offered under this Agreement for indirect, incidental, consequential, reliance, punitive, or like damages, including, without limitation, damages for lost profits (collectively, “Consequential Damages”), regardless of the form of action, whether in contract, warranty, strict liability, tort or otherwise, including, without limitation, negligence of a Party, even if the other Party has been advised of the possibility of such damages; provided that the foregoing shall not limit a Party’s obligation under Section 24 hereof.

26.0 PERFORMANCE STANDARDS FOR SPECIFIED ACTIVITIES

          26.1 Performance Standards

     BA shall provide Interconnection and unbundled Network Elements, and make its Telecommunication Services available for resale, all as set forth herein in accordance with the performance standards set forth in Section 251(c) of the Act and the FCC Regulations.

          26.2 Performance Reporting

     26.2.1 To the extent required by the FCC Order in the Application of BELL ATLANTIC Corporation, Transferee, For Consent to Transfer Control of BELL ATLANTIC Corporation and its Subsidiaries, NSD-L-96-10, Memorandum Opinion and Order (August 14, 1997) (“the FCC Merger Order”), BA shall provide Level 3 with the Performance Monitoring Reports applicable to Level 3 in accordance with the requirements of said FCC Merger Order.

          26.2.2 To the extent required by Appendix D, Section V, “Carrier-to-Carrier Performance Plan (Including Performance Measurements),” and Appendix D, Attachment A, “Carrier-to-Carrier Performance Assurance Plan,” of the Memorandum Opinion and Order In re Application of GTE Corporation, Transferor, and BELL ATLANTIC CORPORATION, Transferee, For Consent to Transfer Control of Domestic and International Sections 214 and 310 Authorizations and Application to Transfer Control of a Submarine Cable Landing License, CC Docket No. 98-184 (June 16, 2000), BA shall provide performance measurement results to Level 3.

                    26.2.3 Level 3 agrees that the performance information included in the Performance Monitoring Reports and the performance measurement results described in Sections 26.2.1 and 26.2.2 hereof is confidential and proprietary to BA, and shall be used by Level 3 solely for internal performance assessment purposes, for purposes of joint Level 3- and BA assessments of service performance, and for reporting to the Commission, the FCC, or courts of competent jurisdiction, under cover of an agreed-upon protective order, for the sole purpose of enforcing BA’s obligations hereunder. Level 3 shall not otherwise disclose this information to third parties.

27.0 COMPLIANCE WITH LAWS; REGULATORY APPROVAL

          27.1 Each Party shall remain in compliance with Applicable Law in the course of performing this Agreement. Each Party shall promptly notify the other Party in writing of any governmental action that suspends, cancels, withdraws, limits, or otherwise materially affects its ability to perform its obligations hereunder.

          27.2 The Parties understand and agree that this Agreement will be filed with the Commission and may thereafter be filed with the FCC as an integral part of BA’s application pursuant to Section 271(d) of the Act. In the event that any one or more of the provisions contained herein in BA’s reasonable determination is likely to adversely affect BA’s application pursuant to Section 271(d) of the Act, the Parties agree to make only the minimum revisions necessary to eliminate the inconsistency or amend the application-affecting provision(s).

          27.3 Except as explicitly provided in Sections 4.2.4, 5.7 and 22 of this Agreement, in the event of a change in Applicable Law that materially affects any material term of this Agreement, the rights or obligations of either Party hereunder, or the ability of either Party to perform any material provision hereof, the Parties shall renegotiate in good faith such affected provisions with a view toward agreeing to acceptable new terms as may be required or permitted as a result of such legislative, regulatory, judicial or other legal action.

          27.4 Except as explicitly provided in Sections 4.2.4, 5.7 and 22 of this Agreement, notwithstanding anything else herein to the contrary, if, as a result of any decision, order or determination of any judicial or regulatory authority with jurisdiction over the subject matter hereof, it is determined that BA is not required to furnish any service, facility or arrangement, or to provide any benefit required to be furnished or provided to Level 3 hereunder, then BA may discontinue the provision of any such service, facility, arrangement or benefit to the extent permitted by any such decision, order or determination by providing ninety (90) days prior written notice to Level 3, unless a different notice period or different conditions are specified in this Agreement (including, but not limited to, in an applicable Tariff or Applicable Law) for termination of such service, in which event such specified period and/or conditions shall apply.

28.0 MISCELLANEOUS

          28.1 Authorization

          28.1.1 BA is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has full power and authority to execute and deliver this Agreement and to perform the obligations hereunder.

          28.1.2 Level 3 is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

          28.1.3 Level 3 represents that it is a certified provider of local exchange services in the State of New Hampshire

          28.2 Independent Contractor; Disclaimer of Agency

          Each Party shall perform services hereunder as an independent contractor and nothing herein shall be construed as creating any other relationship between the Parties. Each Party and each Party’s contractor shall be solely responsible for the withholding or payment of all applicable federal, state and local income taxes, social security taxes and other payroll taxes with respect to their employees, as well as any taxes, contributions or other obligations imposed by applicable state unemployment or workers’ compensation acts. Each Party has sole authority and responsibility to hire, fire and otherwise control its employees. Except for provisions herein expressly authorizing a Party to act for another, nothing in this Agreement shall constitute a Party as a legal representative or agent of the other Party, nor shall a Party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name or on behalf of the other Party -unless otherwise expressly permitted by such other Party. Except as otherwise expressly provided in this Agreement, no Party undertakes to perform any obligation of the other Party, whether regulatory or contractual, or to assume any responsibility for the management of the other Party’s business.

          28.3 Force Majeure

          Neither Party shall be responsible for delays or failures in performance resulting from acts or occurrences beyond the reasonable control of such Party, including, without limitation: adverse weather conditions, fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies; any law, order, regulation, ordinance or requirement of any governmental or legal body; labor unrest, including, without limitation, strikes, slowdowns, picketing or boycotts; or delays caused by the other Party or by other service or equipment vendors beyond the Party’s reasonable control; or any other acts or occurrences beyond the Party’s reasonable control (the fact that a particular delay or failure in performance was foreseen or foreseeable not necessarily being indicative or non-indicative of whether or not the act or occurrence was within a Party’s reasonable control) (any of the foregoing, a “Force Majeure Event”). In such event, the nonperforming Party shall, upon giving prompt notice to the other Party, be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such Party’s obligations relate to the performance so interfered with). The non-performing Party shall use its commercially reasonable efforts to avoid or remove the cause(s) of non-performance and both Parties shall proceed to perform with dispatch once the cause(s) are removed or cease. Notwithstanding the above, in no case shall a Force Majeure Event excuse either Party from the obligation to pay money when due under this Agreement, nor require the non-performing Party to settle any labor dispute except as the non-performing Party, in its sole discretion, determines appropriate. Each Party agrees to treat the other in parity with the manner in which it treats itself and any other entities with regard to a Force Majeure Event

          28.4 Confidentiality

                    28.4.1 All information, including but not limited to specifications, microfilm, photocopies, magnetic disks, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, employee records, maps, financial reports, and market data, that is furnished by one Party to the other Party and that:

(a) contains customer specific, facility specific, or usage specific information, other than customer information communicated for the purpose of publication or directory database inclusion, or

(b) is in written, graphic, electromagnetic, or other tangible form and marked at the time of delivery as “Confidential” or “Proprietary,” or

(c) is communicated orally and declared to the receiving Party at the time of delivery, and-by written notice given to the receiving Party within ten (10) days after delivery, to be “Confidential” or “Proprietary” (collectively referred to as “Proprietary Information”), shall remain the property of the disclosing Party.

                    28.4.2 Each Party shall keep all of the other Party’s Proprietary Information confidential in the same manner it holds its own Proprietary Information confidential (which in all cases shall be no less than in a commercially reasonable manner) and shall use the other Party’s Proprietary Information only for performing the covenants contained in this Agreement. Neither Party shall use the other Party’s Proprietary Information for any other purpose except upon such terms and conditions as may be agreed upon between the Parties in writing or to enforce its rights hereunder (provided that the Party wishing to disclose the other Party’s Proprietary Information submits the same to the Commission, the FCC or courts of competent jurisdiction, as applicable, under a request for a protective order).

                    28.4.3 Unless otherwise agreed, the obligations of confidentiality and non-use set forth in. this Agreement do not apply to such Proprietary Information that:

(a) was, at the time of receipt, already known to the receiving Party free of any obligation to keep it confidential as evidenced by written records prepared prior to delivery by the disclosing Party; or

(b) is or becomes publicly known through no wrongful act of the receiving Party; or

(c) is rightfully received from a third person having no direct or indirect secrecy or confidentiality obligation to the disclosing Party with respect to such information; or

(d) is independently developed by an employee, agent, or contractor of the receiving Party that is not involved in any manner with the provision of services pursuant to this Agreement and does not have any direct or indirect access to the Proprietary Information; or

(e) is approved for release by written authorization of the disclosing Party; or

(f) is required to be made public by the receiving Party pursuant to Applicable Law, provided that the receiving Party shall have made commercially reasonable efforts to give adequate notice of the requirement to the disclosing Party in order to enable the disclosing Party to seek protective orders.

                    28.4.4 Following termination or expiration of this Agreement, and upon request by the disclosing Party, the receiving Party shall return all tangible copies of Proprietary Information, whether written, graphic, electromagnetic or otherwise, except that the receiving Party may retain one copy for archival purposes only.

                    28.4.5 Notwithstanding any other provision of this Agreement, the provisions of this Section 28.4 shall apply to all Proprietary Information furnished by either Party to the other in furtherance of the purpose of this Agreement, even if furnished before the Effective Date.

                    28.4.6 The Parties’ obligations with respect to Proprietary Information under this Section 28 shall not last beyond any time limitations therefor mandated under State law.

          28.5 Choice of Law

          The construction, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the state in which this Agreement is to be performed, except for its conflicts of laws provisions. In addition, insofar as and to the extent federal law may apply, federal law will control.

          28.6 Taxes

                    28.6.1 In General. With respect to any purchase hereunder of services, facilities or arrangements, if any federal, state or local tax, fee, surcharge or other tax-like charge (a “Tax”) is required or permitted by Applicable Law to be collected from the purchasing Party by the providing Party, then (i) the providing Party shall properly bill the purchasing Party for such Tax, (ii) the purchasing Party shall timely remit such Tax to the providing Party and (iii) the providing Party shall timely remit such collected Tax to the applicable taxing authority.

                    28.6.2 Taxes Imposed on the Providing Party. With respect to any purchase hereunder of services, facilities or arrangements, if any federal, state or local Tax is imposed by Applicable Law on the receipts of the providing Party, and such Applicable Law permits the providing Party to exclude certain receipts received from sales for resale to a public utility, distributor, telephone company, local exchange carrier, telecommunications company or other communications company (“Telecommunications Company”), such exclusion being based solely on the fact that the purchasing Party is also subject to a tax based upon receipts (“Receipts Tax”), then the purchasing Party (i) shall provide the providing Party with notice in writing in accordance with Section 28.6.6 of this Agreement of its intent to pay the Receipts Tax and (ii) shall timely pay the Receipts Tax to the applicable tax authority.

                    28.6.3 Taxes Imposed on Customers. With respect to any purchase hereunder of services, facilities or arrangements that are resold to a third party, if any federal, state or local Tax is imposed by Applicable Law on the subscriber, end-user, Customer or ultimate consumer (“Subscriber”) in connection with any such purchase, which a Telecommunications Company is required to impose and/or collect from a Subscriber, then the purchasing Party (i) shall be required to impose and/or collect such Tax from the Subscriber and (ii) shall timely remit such Tax to the applicable taxing authority.

                    28.6.4 Liability for Uncollected Tax, Interest and Penalty. If the providing Party has not received an exemption certificate and fails to collect any Tax as required by Section 28.6.1, then, as between the providing Party and the purchasing Party, (i) the purchasing Party shall remain liable for such uncollected Tax and (ii) the providing Party shall be liable for any interest assessed thereon and any penalty assessed with respect to such uncollected Tax by such authority. If the providing Party properly bills the purchasing Party for any Tax but the purchasing Party fails to remit such Tax to the providing Party as required by Section 28.6.1, then, as between the providing Party and the purchasing Party, the purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the providing Party does not collect any Tax as required by Section 28.6.1 because the purchasing Party has provided such providing Party with an exemption certificate that is later found to be inadequate by a taxing authority, then, as between the providing Party and the purchasing Party, the purchasing Party shall be liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. If the purchasing Party fails to pay the Receipts Tax as required by Section 28.6.2, then, as between the providing Party and the purchasing Party, (x) the providing Party shall be liable for any Tax imposed on its receipts and (y) the purchasing Party shall be liable for any interest assessed thereon and any penalty assessed upon the providing Party with respect to such Tax by such authority. If the purchasing Party fails to impose and/or collect any Tax from Subscribers as required by Section 28.6.3, then, as between the providing Party and the purchasing Party, the purchasing Party shall remain liable for such uncollected Tax and any interest assessed thereon, as well as any penalty assessed with respect to such uncollected Tax by the applicable taxing authority. With respect to any Tax that the purchasing Party has agreed to pay, or is required to impose on and/or collect from Subscribers, the purchasing Party agrees to indemnify and hold the providing Party harmless on an after-tax basis for any costs incurred by the providing Party as a result of actions taken by the applicable taxing authority to recover the Tax from the providing Party due to the failure of the purchasing Party to timely pay, or collect and timely remit, such Tax to such authority. In the event either Party is audited by a taxing authority, the other Party agrees to cooperate fully with the Party being audited in order to respond to any audit inquiries in a proper and timely manner so that the audit and/or any resulting controversy may be resolved expeditiously.

                    28.6.5 Tax Exemptions and Exemption Certificates. If Applicable Law clearly exempts a purchase hereunder from a Tax, and if such Applicable Law also provides an exemption procedure, such as an exemption-certificate requirement, then, if the purchasing Party complies with such procedure, the providing Party shall not collect such Tax during the effective period of such exemption. Such exemption shall be effective upon receipt of the exemption certificate or affidavit in accordance with the terms set forth in Section 28.6.6. If Applicable Law clearly exempts a purchase hereunder from a Tax, but does not also provide an exemption procedure, then the providing Party shall not collect such Tax if the purchasing Party (i) furnishes the providing Party with a letter signed by an officer requesting such an exemption and citing the provision in the Applicable Law which clearly allows such exemption and (ii) supplies the providing Party with an indemnification agreement, reasonably acceptable to the providing Party (e.g., an agreement commonly used in the industry), which holds the providing Party harmless on an after-tax basis with respect to its forbearing to collect such Tax.

                    28.6.6 If any discount or portion of a discount in price provided to Level 3 under this Agreement (including, but not limited to, a wholesale discount provided for in Exhibit A) is based on, anticipated Tax savings to BA because it was anticipated that receipts from sales of BA services that would otherwise be subject to a Tax on such receipts could be excluded from such Tax under Applicable Law because the BA services would be sold to Level 3 for resale, and BA is, in fact, required by Applicable Law to pay such Tax on receipts from sales of BA services to Level 3, then, as between BA and Level 3, Level 3 shall be liable for, and shall indemnify and hold harmless BA against (on an after-tax basis), any such Tax and any interest and/or penalty assessed by the applicable taxing authority on either Level 3 or BA with respect to the Tax on BA’s receipts.

                    28.6.7 All notices, affidavits, exemption-certificates or other communications required or permitted to be given by either Party to the other, for purposes of this Section 28.6, shall be made in writing and shall be delivered in person or sent by certified mail, return receipt requested, or registered mail, or a courier service providing proof of service, and sent to the addressees set forth in Section 28.10 as well as to the following:

To Bell Atlantic:	Tax Administration
Bell Atlantic Corporation
1095 Avenue of the Americas
Room 3109
New York, NY 10036

To Level 3:	Director of Tax Administration
Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, CO 80021

Either Party may from time to time designate another address or other addressees by giving notice is accordance with the terms of this Section 28.6. Any notice or other communication shall be deemed to be given when received.

          28.7 Assignment

          Neither Party may assign this Agreement or any of its rights or obligations hereunder to a third party without the written consent of the other Party; provided, however, that either Party may assign this Agreement to an affiliate, without the other Party’s prior written consent (but with written notice thereof to the other Party), upon the provision of reasonable evidence by the proposed assignee that it has the resources, ability, and authority to provide satisfactory performance under this Agreement, and provided further that the proposed assignee is in good standing with the other Party. Any assignment or delegation in violation of this subsection 29.7 shall be void and ineffective and constitute a default of this Agreement. For the purposes of this Section, the term “affiliate” shall mean any entity that controls, is controlled by, or is under common control with the assigning Party. The forgoing shall not be construed to prevent a Party from granting a security interest in this Agreement.

          28.8 Billing and Payment; Disputed Amounts

                    28.8.1 Except as may otherwise be provided in this Agreement, each Party shall submit on a monthly basis an itemized statement of charges incurred by the other Party during the preceding month(s) for services, facilities or arrangements provided hereunder. Payment of amounts billed under this Agreement, whether billed on a monthly basis or as otherwise provided herein, shall be due, in immediately available U.S. funds, on the later of (a) thirty (30) days following the date of such statement, or (b) twenty (20) days from the date of receipt of such statement.

                    28.8.2 Although it is the intent of both Parties to submit timely and accurate statements of charges, failure by either Party to present statements to the other Party in a timely ??????? shall not constitute a breach or default, or a waiver of the right to payment of the. incurred charges, by the billing Party under this Agreement, and the billed Party shall not be entitled to dispute the billing Party’s statement(s) based on such Party’s failure to submit them in a timely fashion.

                    28.8.3 If any portion of an amount due to a Party (the “Billing Party”) under this Agreement is subject to a bona fide dispute between the Parties, the Party billed (the “Non-Paying Party”) shall within sixty (60) days of its receipt of the invoice containing such disputed amount give notice to the Billing Party of the amounts it disputes (“Disputed Amounts”) and include in such notice the specific details and reasons for disputing each item. The Non-Paying Party shall pay when due (i) all undisputed amounts to the Billing Party and (ii) all Disputed Amounts into an interest bearing escrow account with a third party escrow agent mutually agreed upon by the Parties.

                    28.8.4 If the Parties are unable to resolve the issues related to the Disputed Amounts in the normal course of business within thirty (30) days after delivery to the Billing Party of notice of the Disputed Amounts, each of the Parties shall appoint a designated representative who has authority to settle the dispute and who is at a higher level of management than the persons with direct responsibility for administration of this Agreement. The designated representatives shall meet as often as they reasonably deem necessary in order to discuss the dispute and negotiate in good faith in an effort to resolve such dispute. The specific format for such discussions will be left to the discretion of the designated representatives, however all reasonable requests for relevant information made by one Party to the other Party shall be honored.

                    28.8.5 If the Parties are unable to resolve issues related to the Disputed Amounts within thirty (30) days after the Parties’ appointment of designated representatives pursuant to Section 28.8.4, or if either Party fails to appoint a designated representative within thirty (30) days of the end of the thirty (30) day period referred to Section 28.8.4, then either Party may file a complaint with the Commission or any other authority of competent jurisdiction to resolve such issues or proceed with any other remedy pursuant to law or equity.

                    28.8.6 The Parties agree that all negotiations pursuant to this Section 28.8 shall remain confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                    28.8.7 Charges which are not paid by the due date stated on BA’s bill shall be subject to a late payment charge. The late payment charge shall be an amount specified by BA which shall not exceed a rate of one and one half percent (1 1/12%) of the overdue amount (including any unpaid previously billed late payment charges) per month.

          28.9 Dispute Resolution

          Except as otherwise provided in this Agreement, any dispute between the Parties regarding the interpretation or enforcement of this Agreement or any of its terms shall be addressed by good faith attempts at conducting good faith negotiation between the Parties, in the first instance. Should such negotiations fail to resolve any dispute under this Agreement in a reasonable time (given, among other things, the circumstances giving rise to the dispute, the scope of perceived harm to the Parties, and the perceived threat to the services provided to Customers), either Party may initiate an appropriate action in any regulatory or judicial forum of competent jurisdiction.

          28.10 Notices

          Except as otherwise provided in this Agreement, notices given by one Party to the other Party under this Agreement shall be in writing and shall be (a) delivered personally, (b) delivered by express delivery service, (c) mailed, certified mail or first class U.S. mail postage prepaid, return receipt requested, or (d) delivered by telecopy to the following addresses of the Parties:

To Level 3:

Level 3 Communications, LLC
Tony Sachetti, Direcor-Interconnection Services
1025 Eldorado Blvd.
Broomfield, CO 80021
Tel.: (720) 8884000

with a copy to:

Michael R. Romano, Esq.
Level 3 Communications, LLC
1025 Eldorado Blvd.
Broomfield, CO 80021
Facsimile: (720) 888-5134

To BA:

Director - Interconnection Services
Bell Atlantic Telecom Industry Services
1095 Avenue of the Americas
Room 1423
New York, NY 10036
Facsimile: 212/704-4381

with copies to:

Verizon
185 Franldin Street, Room 1403
Boston, MA 02110
Attn: General Counsel
Telephone: (617) 743-2323
Facsimile: (617) 737-0648 Associate
General Counsel — Telecom
1320 N. Court House Road
8th Floor
Arlington, VA 22201
Facsimile: 703/974-0744

or to such other address as either Party shall designate by proper notice. Notices will be deemed given as of the earlier of (i) the date of actual receipt, (ii) the next business day when notice is sent via express mail or personal delivery, (iii) three (3) days after mailing in the case of first class or certified U.S. mail, or (iv) on the date set forth on the confirmation in the case of telecopy.

          28.11 Joint Work Product

          This Agreement is the joint work product of the Parties and has been negotiated by the Parties and their respective counsel and shall be fairly interpreted in accordance with its terms and, in the event of any ambiguities, no inferences shall be drawn against either Party.

          28.12 No Third Party Beneficiaries

          This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein express or implied shall create or be construed to create any third-party beneficiary rights hereunder.

          28.13 No Licenses

                    28.13.1 Nothing in this Agreement shall be construed as the grant of a license with respect to any patent, copyright, trademark, trade name, trade secret or any other proprietary or intellectual property now or hereafter owned, controlled or licensable by either Party. Neither Party may use any patent, copyrightable materials, trademark, trade name, trade secret or other intellectual property right of the other Party except in accordance with the terms of a separate license agreement between the Parties granting such rights.

                    28.13.2 Except as may be required under Section 28.13.4 hereof, neither Party shall have any obligation to defend, indemnify or hold harmless, or acquire any license or right for the benefit of, or owe any other obligation or have any liability to, the other Party or its Customers based on or arising from any claim, demand, or proceeding by any third party alleging or asserting that the use of any circuit, apparatus, or system, or the use of any software, or the performance of any service or method, or the provision of any facilities by either Party under this Agreement, alone or in combination with that of the other Party, constitutes direct, vicarious or contributory infringement or inducement to infringe, misuse or misappropriation of any patent, copyright, trademark, trade secret, or any other proprietary or intellectual property right of any Party or third party. Each Party, however, shall offer to the other reasonable cooperation and assistance in the defense of any such claim.

                    28.13.3 NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, THE PARTIES AGREE THAT NEITHER PARTY HAS MADE, AND THAT THERE DOES NOT EXIST, ANY WARRANTY, EXPRESS OR IMPLIED, THAT THE USE BY EACH PARTY OF THE OTHER’S FACILITIES, ARRANGEMENTS, OR SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT GIVE RISE TO A CLAIM OF INFRINGEMENT, MISUSE, OR MISAPPROPRIATION OF ANY INTELLECTUAL PROPERTY RIGHT.

                    28.13.4 Level 3 agrees that the rights granted by BA hereunder shall, where applicable, be subject to the restrictions, if any, contained in any current software license agreements between BA and BA’s software vendors. If BA asserts any such restrictions, BA shall provide written notice thereof to Level 3, and upon receipt of written request by Level 3, BA shall provide a copy of the applicable restrictive provisions in the subject license agreement(s), except to the extent that BA is prohibited from doing so by a confidentiality obligation; provided, however, that in the case of such a confidentiality obligation, BA shall exercise commercially reasonable best efforts to make a copy of the subject license agreement(s) available to Level 3, although in no event shall BA be required to expend funds or undertake any additional obligations to make such information available to Level 3. Level 3 acknowledges that functions and features made available to it hereunder through the use of third party proprietary products may involve additional terms and conditions and/or separate licensing to Level 3; provided, however, BA agrees that it shall comply with the requirements, if any, of Applicable Law with respect to making efforts to secure intellectual property rights from third parties necessary for Level 3 to make use of BA services and facilities.

          28.14 Technology Upgrades

          Notwithstanding any other provision of this Agreement, BA shall have the right to deploy, upgrade, migrate and maintain its network at its discretion. The Parties acknowledge that BA, at its election, may deploy fiber throughout its network and that such fiber deployment may inhibit or facilitate Level 3’s ability to provide service using certain technologies. Nothing in this Agreement shall limit BA’s ability to upgrade its network through the incorporation of new equipment, new software or otherwise. Level 3 shall be solely responsible for the cost and effort of accommodating such changes in its own network. BA shall, however, notify Level 3 in writing of any technology upgrades that would materially affect BA’s provision of services or facilities hereunder, as soon as reasonably possible after the decision is made to implement such upgrades, so that Level 3 will have reasonable time to make alternative arrangements as necessary. In no event shall such notice be less than sixty (60) days in advance of the upgrade to be implemented by BA.

          28.15 Survival

          The Parties’ obligations under this Agreement which by their nature are intended to continue beyond the termination or expiration of this Agreement (including, without limitation, the obligation to pay amounts owed hereunder (to include indemnification obligations) and the obligation to protect the other Party’s Proprietary Information) shall survive the termination or expiration of this Agreement.

          28.16 Entire Agreement

          The terms contained in this Agreement and any Schedules, Exhibits, Tariffs and other documents or instruments referred to herein that are incorporated into this Agreement by this reference constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede any and all understandings, proposals and other communications, oral or written regarding such subject matter that have been made or entered into prior to the effective date hereof, November 1, 2000. Neither Party shall be bound by any preprinted terms additional to or different from those in this Agreement that may appear subsequently in the other Party’s form documents, purchase orders, quotations, acknowledgments, invoices or other communications.

          28.17 Counterparts

          This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          28.18 Modification, Amendment, Supplement, or Waiver

          No modification, amendment, supplement to, or waiver of the Agreement or any of its provisions shall be effective and binding upon the Parties unless it is made in writing and duly signed by the Parties. A failure or delay of either Party to enforce any of the provisions hereof, to exercise any option which is herein provided, or to require performance of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or options.

          28.19 Successors and Assigns

          This Agreement shall be binding on and inure to the benefit of the Parties and their respective legal successors and permitted assigns.

          28.20 Publicity and Use of Trademarks or Service Marks

          Neither Party nor its subcontractors or agents shall use the other Party’s trademarks, service marks, logos or other proprietary trade dress in any advertising, press releases, publicity matters or other promotional materials without such Party’s prior written consent.

          28.21 Cooperation With Law Enforcement

          BA may cooperate with law enforcement authorities to the full extent required or permitted by Applicable Law in matters related to services provided by BA hereunder, including, but not limited to, the production of records; the establishment of new lines or the installation of new services on an existing line in order to support law enforcement operations; and the installation of wiretaps, trap-or-trace devices and pen registers. BA shall not have the obligation to inform the Customers of Level 3 of such law enforcement requirements, except to the extent required by Applicable Law. BA will inform Level 3 of such law enforcement requirements, unless an appropriate governmental authority requests that notice to Level 3 be withheld, or such disclosure is otherwise inconsistent with Applicable Law. Where a law enforcement requirement relates to the establishment of new lines (including, but not limited to, lines established to support interception of communications on other lines), or the installation of services on existing lines, BA may take measures to prevent CLECs from obtaining access to information concerning such lines or services through operations support system interfaces, whenever an appropriate governmental authority so requests. A requirement that the existence of the lines or services not be disclosed shall be interpreted as including a requirement to block access to information concerning the lines or services through operations support system interfaces. BA will not be liable to any person for any economic harm, personal injury, invasion of any right of privacy, or any other harm, loss or injury, caused or claimed to be caused, directly or indirectly, by actions taken by BA to block, or by its failure to block, access to information concerning particular lines or services through operations support systems interfaces or otherwise.

          28.22 CLEC Certification

          Notwithstanding any other provision of this Agreement, BA shall have no obligation to perform under this Agreement until such time as Level 3 has obtained a Certificate of Public Convenience and Necessity (CPCN) or such other Commission authorization as may be required by law as a condition for conducting business in New Hampshire as a local exchange carrier.

          28.23 Section 252(i)

          Except as set forth in Section 5.7.3 hereof, nothing in this Agreement shall be construed to prevent either Party from exercising any rights it may hold under Section 252(i) of the Act. Except as set forth in Section 5.7.3 hereof, nothing in this Agreement shall be construed to excuse either Party from any obligations it may bear under Section 252(i) of the Act.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of this 1st day of November, 2000.

LEVEL 3 COMMUNICATIONS, LLC	VERIZON NEW HAMPSHIRE

By:	By:

Printed:	Printed:

Title:	Title:

SCHEDULE 4.0

NETWORK INTERCONNECTION SCHEDULE

New Hampshire RESIDENTIAL SERVICES

LATA	IP SITE	CLLI CODE REFERENCE

Level 3 IPs

LATA 122	BA Tandem — Manchester	MNCHNHCOO4T

BA IPs

The BA terminating End Office serving the BA Customer or the BA Tandem subtended by the terminating End Office serving the BA Customer

SCHEDULE 4.2

INTERCONNECTION POINTS FOR DIFFERENT TYPES OF TRAFFIC

          Each Party shall provide the other Party with Interconnection to its network at the following points for transmission, routing and termination subject to the availability of facilities. Compensation for such facilities will be as set forth in Exhibit A or as provided elsewhere herein.

          1. For the termination of Local Traffic, or Toll Traffic originated by one Party’s Customer and terminated to the other Party’s Customer, at the points set forth in Section 4 of the main body of the Agreement.

          2. For the termination of Meet Point Billing Traffic from an IXC to:

(a)	Level 3, at the Level 3-EP in LATA in which the Traffic is to terminate.

(b)	BA, at the BA-IP in LATA in which the Traffic is to terminate.

          3. For the termination of Transit Traffic from an ITC, wireless carrier, or other CLEC to:

(a)	Level 3, at the Level 3-LP in which the Traffic is to terminate.

(b)	BA, at the BA-LP in LATA in which the Traffic is to terminate.

          4. For 911/E911 traffic originated on Level 3’s network, at the PSAP in areas where only Basic 911 service is available, or at the BA 911/E911 Tandem Office serving the area in which the Level 3Customer is located, in accordance with applicable state laws and regulations and PSAP requirements.

          5. For Directory Assistance (411 or NPA-555-1212) traffic, at the applicable BA operator services Tandem Office.

          6. For Operator Services (call completion) traffic, at the applicable BA operator services Tandem Office.

          7. For BLV/BLVI traffic, at the terminating Party’s operator services Tandem Office.

          8. For SS7 signaling originated by:

                    (a) Level 3, at mutually agreed-upon Signaling Point of Interconnection(s) (“SPOI”) in the LATA in which the Local Traffic, or Toll Traffic originates, over CCSAC links provisioned in accordance with Bellcore GR-905 and Bell Atlantic Supplement Common Channel Signaling Network Interface Specification (BA 905).

                    (b) BA, at mutually agreed-upon SPOIs in the LATA in which the Local Traffic, or Toll Traffic originates, over a CCSAC links provisioned in accordance with Bellcore GR-905 and BA-905.

Alternatively, either Party may elect to interconnect for SS7 signaling through a commercial SS7 hub provider.

          9. For toll free service access code (e.g., 800/888/877) database inquiry traffic, at any BA Signaling Transfer Point in the LATA in which the originating Level 3Wire Center is located, over a CCSAC link. Alternatively, Level 3may elect to interconnect through a commercial SS7 hub provider.

          10. For Line Information Database (“LIDB”) inquiry traffic, at any BA Signaling Transfer Point in the LATA in which the LIDB is located, over a CCSAC link. Alternatively, Level 3may elect to interconnect through a commercial SS7 hub provider.

          11. For any other type of traffic, at reasonable points to be agreed upon by the Parties, based on the network architecture of the terminating Party’s network.